EXHIBIT 11
                          INDEPENDENT AUDITORS' CONSENT

         We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 33-82366 of The DLB Fund Group of our reports each dated February 1, 1996 of DLB Fixed Income Fund, DLB Global Small Capitalization Fund, DLB Value Fund, and DLB Mid Capitalization Fund, each a series of The DLB Fund Group and to the references to us under the headings "Condensed Financial Information" in the Prospectus and "Experts" in the Statement of Additional Information, both of which are part of such Registration Statement.


/s/Deloitte & Touche LLP

Boston, Massachusetts
March 18, 1996